Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 282 dated December 21, 2001 (To Prospectus dated August 5, 1999 and Prospectus Supplement dated June 5, 2001)	Filed Pursuant to Rule 424(b)(2) File Number 333-83503

Senior Medium-Term Notes, Series I

Principal Amount:	$25,000,000.00
Issue Price: Commission or Discount: Proceeds to Corporation:	100.000% 1.000% 100.000%	$25,000,000.00 $ 250,000.00 $24,000,000.00

Agent:	Merrill Lynch, as Principal
Original Issue Date:	December 28, 2001
Stated Maturity Date:	December 28, 2041
Cusip#:	06050MBS5
Form:	Book Entry Only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread	-10.0 bps
Initial Interest Rate:	1.80375%
Interest Reset Period:	Quarterly, commencing on March 28, 2002
Interest Reset Dates:	The 28th of each March, June, September and December
Interest Determination Date:	Two London Banking Days preceding the Interest Reset Date
Interest Payment Dates:	The 28th of each March, June, September and December, commencing March 28, 2002
May we redeem the Notes prior to maturity?	No
May the Notes be repaid prior to maturity at the option of the Holder?	Yes (See Below)

The notes will be subject to repayment at the option of the holder on the following repayment dates and following prices, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to us and the Senior Trustee.

Repayment Date December 28, 2011 December 28, 2014 December 28, 2017 December 28, 2020 December 28, 2023 and on each third anniversary thereafter to the Stated Maturity Date	Put Price (of Outstanding Principal Amount) 99.00% 99.25% 99.50% 99.75% 100.00%
Discount Note?	No